Exhibit 99.1

Report of Independent Registered Certified Public Accounting Firm

To the Board of Directors and Stockholders of PlanVista Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity (deficit) and comprehensive income and of cash flows present fairly, in all material respects, the financial position of PlanVista Corporation and its subsidiaries (PlanVista or the Company) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of PlanVista’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8, the Company changed its method of accounting for amortization of goodwill in accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002.

As discussed in Note 3, the Company changed the classification of its common stock with make-whole provision to a liability in accordance with Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” effective July 1, 2003.

As discussed in Note 2, on March 2, 2004, the transaction with ProxyMed, Inc. closed and the Company became a wholly-owned subsidiary of ProxyMed, Inc.

/s/PricewaterhouseCoopers LLP

February 18, 2004, except for Note 2,
for which is as of March 2, 2004
Fort Lauderdale, Florida

PlanVista Corporation
Consolidated Balance Sheets
December 31, 2003 and 2002

(in thousands except share amounts)	2003	2002
Assets
Current assets
Cash and cash equivalents	$1,680	$1,198
Accounts receivable, net of allowance for doubtful accounts of $1,353 and $1,985	8,905	7,989
Prepaid expenses and other current assets	216	174
Refundable income taxes	—	1,600

Total current assets	10,801	10,961
Property and equipment, net	1,387	1,541
Other assets	594	678
Goodwill	29,405	29,405

Total assets	$42,187	$42,585

Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,979	$2,903
Accrued liabilities	3,156	5,574
Income taxes payable	81	—
Deferred revenue	—	950
Current portion of long-term debt	39,015	356

Total current liabilities	44,231	9,783
Long-term debt, less current portion	5,293	45,188
Common stock with make-whole provision	5,000	—
Other long-term liabilities	896	1,003

Total liabilities	55,420	55,974

Common stock with make-whole provision	—	5,000
Series C convertible preferred stock, $0.01 par value, 40,000 shares authorized, 32,659 shares and 31,092 shares issued and outstanding	133,200	77,217

Commitments and contingencies
Stockholders’ deficit
Common stock, $0.01 par value, 100,000,000 authorized, 16,996,397 shares and 16,761,354 shares issued and outstanding	171	168
Additional paid-in capital	—	45,593
Treasury stock at cost, 7,940 shares	(38)	(38)
Accumulated deficit	(146,566)	(141,329)

Total stockholders’ deficit	(146,433)	(95,606)

Total liabilities, temporary equity and stockholders’ deficit	$42,187	$42,585

PlanVista Corporation
Consolidated Statements of Operations
For the Years Ended December 31, 2003, 2002 and 2001

(in thousands except per share amounts)	2003	2002	2001
Operating revenue	$33,088	$33,141	$32,918

Cost of operating revenue
Personnel expense	9,194	8,474	9,137
Network access fees	6,552	5,122	5,343
Other	5,301	5,826	6,521
Depreciation	627	528	467
Costs related to ProxyMed contract	846	—	—

Total cost of operating revenue	22,520	19,950	21,468
Bad debt expense	1,665	3,356	3,348
Merger costs	1,383	—	—
Offering costs	—	1,213	—
Amortization of goodwill	—	—	1,378
Loss on sale of investments, net	—	—	2,503
Interest expense	2,778	5,628	12,098
Other income	—	—	(175)

Total expenses	28,346	30,147	40,620

Income (loss) before income taxes, discontinued operations, loss on sale of discontinued operations, and cumulative effect of change in accounting principle	4,742	2,994	(7,702)
Income tax (provision) benefit	(385)	1,191	(26,811)

Income (loss) before discontinued operations, loss on sale of discontinued operations and cumulative effect of change in accounting principle	4,357	4,185	(34,513)
Loss from discontinued operations, net of taxes	—	—	(555)
Loss from sale of discontinued operations, net of taxes	—	—	(10,077)
Cumulative effect of change in accounting principle, net of taxes	—	—	(76)

Net income (loss)	4,357	4,185	(45,221)
Preferred stock accretion and preferred stock dividends	(55,983)	(48,777)	—

Loss attributable to common stockholders	$(51,626)	$(44,592)	$(45,221)

Basic and diluted loss per share attributable to common stockholders
Income (loss) from continuing operations	$0.26	$0.25	$(2.37)
Loss from discontinued operations	—	—	(0.04)
Loss from sale of discontinued operations	—	—	(0.70)
Cumulative effect of change in accounting principle	—	—	—
Preferred stock accretion and preferred stock dividends	(3.32)	(2.97)	—

Loss attributable to common stockholders	$(3.06)	$(2.72)	$(3.11)

Basic and diluted weighted average number of shares outstanding	16,865	16,427	14,558

PlanVista Corporation
Consolidated Statements of Changes in Stockholders’ Deficit and Comprehensive Income
For the Years Ended December 31, 2003, 2002 and 2001

						Unrealized
						Appreciation
			Additional			on Investment
	Comprehensive	Common	Paid-in	Treasury	Accumulated	Available for
	Income	Stock	Capital	Stock	Deficit	Sale	Total
Balances, January 1, 2001	—	$161	$110,408	$(30,006)	$(100,293)	$(610)	$(20,340)
Issuance of 8,725 shares in connection with the directors’ compensation plan		—	57	—	—	—	57
Issuance of 2,051 shares in connection with the employee stock purchase plan		—	22	—	—	—	22
Issuance of 189,301 shares in connection with stock option plans		2	480	—	—	—	482
Issuance of 1,011,071 shares to HealthPlan Holdings, Inc.		—	(11,905)	19,205	—	—	7,300
Issuance of 553,500 shares in connection with lending activities		—	(6,736)	10,536	—	—	3,800
Net loss	$(45,221)	—	—	—	(45,221)		(45,221)
Unrealized depreciation on investment available for sale	610	—	—	—	—	610	610

Comprehensive loss	$(44,611)

Balances, December 31, 2001		163	92,326	(265)	(145,514)	—	(53,290)
Issuance of 18,701 shares in connection with the directors’ compensation plan		—	26	—	—	—	26
Issuance of 298,195 shares in settlement of subordinated notes		4	1,610	—	—	—	1,614
Issuance of 156,490 shares to HealthPlan Holdings, Inc.		1	408	227	—	—	636
Net income	$4,185	—	—	—	4,185	—	4,185
Preferred stock accretion and preferred stock dividends	—	—	(48,777)	—	—	—	(48,777)

Comprehensive income	$4,185

Balances, December 31, 2002		168	45,593	(38)	(141,329)	—	(95,606)
Common stock issues in lieu of cash interest payment		2	143	—	—	—	145
Warrants issued to ProxyMed, Inc.		—	496	—	—	—	496
Warrants issued to consultants		1	157	—	—	—	158
Net income	$4,357	—	—	—	4,357	—	4,357
Preferred stock accretion and preferred stock dividends	—	—	(46,389)	—	(9,594)	—	(55,983)

Comprehensive income	$4,357

Balances, December 31, 2003		$171	$—	$(38)	$(146,566)	$—	$(146,433)

PlanVista Corporation
Consolidated Statements of Cash Flows
For the Years Ended December 2003, 2002 and 2001

(in thousands of dollars)	2003	2002	2001
Cash flows from operating activities
Net income (loss)	$4,357	$4,185	$(45,221)
Loss from discontinued operations	—	—	10,632
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Warrants issued in connection with the ProxyMed agreement and to consultants	654	—	—
Non-cash interest expense	145	—	—
Deferred revenue settlement	(650)	—	—
Depreciation	627	528	467
Amortization	—	—	1,378
Bad debt expense	1,665	3,356	3,348
Loss on sale of investments	—	—	2,503
Deferred taxes	—	—	29,418
Changes in assets and liabilities
Accounts receivable	(2,582)	(4,026)	(3,813)
Income taxes	1,681	(992)	1,643
Prepaid expenses and other current assets	(42)	153	644
Other assets	84	(411)	1,603
Accounts payable	(1,424)	(405)	2,252
Accrued liabilities	(1,420)	(902)	(14,312)
Deferred revenue	(300)	—	—
Other long-term liabilities	(107)	(84)	(76)

Net cash provided by (used in) operating activities	2,688	1,402	(9,534)

Cash flows from investing activities
Purchases of property and equipment	(473)	(265)	(480)
Proceeds from sale of investments	—	—	518

Net cash (used in) provided by investing activities	(473)	(265)	38

Cash flows from financing activities
Net (payments) borrowings under line of credit	(1,733)	(263)	6,143
Net payments on other debt	—	(97)	(1,095)
Proceeds from common stock issued	—	26	4,361

Net cash (used in) provided by financing activities	(1,733)	(334)	9,409

Net increase (decrease) in cash and cash equivalents	482	803	(87)
Cash and cash equivalents at beginning of year	1,198	395	482

Cash and cash equivalents at end of year	$1,680	$1,198	$395

Supplemental disclosure of cash flow information
Cash paid for interest	$2,296	$4,794	$4,550
Net refunds received for income taxes	1,325	—	2,607
Supplemental noncash investing and financing activities
Common stock issued in connection with Settlement of $1.0 million of subordinated notes and $0.5 million of accrued interest	$—	$1,521	$—
Sale of business units	—	—	7,300
Registration rights agreement	—	636	—
In lieu of interest payments	145	—	—
Investment banking services	158	—	—
Warrants issued to consultants	15	—	—
Conversion of $5.0 million note to common stock with make-whole provision	—	5,000	—
Preferred stock issued in connection with debt restructure	—	28,440	—
Preferred stock accretion and preferred stock dividends	55,983	48,777	—
Notes issued in connection with sale of business units	—	—	5,000

PlanVista Corporation
Notes to the Consolidated Financial Statements
December 31, 2003 and 2002

1.	Description of Business

PlanVista Corporation (together with its wholly owned subsidiaries, “PlanVista,” “we,” “our,” or “us”), provides medical cost containment and business process outsourcing solutions for the medical insurance and managed care industries. Specifically, we provide integrated national preferred provider organization (sometimes called PPO) network access, electronic claims repricing, and network and data management business process outsourcing services to health care payers, such as self-insured employers, medical insurance carriers, third party administrators (sometimes called TPAs), health maintenance organizations (sometimes called HMOs), and other entities that pay claims on behalf of health plans. We also provide network and data management business process outsourcing services for health care providers, including individual providers, PPOs, and other provider groups.

2.	Liquidity and Merger with ProxyMed, Inc.

Since June 2000, when we initiated a plan of reorganization, we have divested certain of our underperforming and non-growth businesses and restructured and refinanced our credit facility. At December 31, 2003, our term loan had a balance of $38.4 million, due in quarterly installments of $50,000 with the remaining balance due in full on May 31, 2004 (see Note 10). Such term loan is subject to certain financial covenants, which must be met on a monthly and/or quarterly basis. During 2003, we were pursuing alternatives to refinance this indebtedness and/or raise additional equity capital to pay off or pay down this indebtedness.

On December 5, 2003, we signed a definitive Agreement and Plan of Merger with ProxyMed, Inc. (“ProxyMed”), a leading provider of healthcare transaction processing services, to acquire all of our outstanding common stock. On March 2, 2004, the transaction closed and we became a wholly-owned subsidiary of ProxyMed.

The transaction resulted in the issuance of 3.6 million shares of ProxyMed common stock worth $69.3 million (based on ProxyMed’s closing price of $19.25 on the date of the merger) for all of our common stock. As a result, our common stockholders received approximately 0.08271 shares of ProxyMed common stock for each share of our common stock, and our preferred stockholders received approximately 0.06853 shares of ProxyMed stock for each common share that the preferred stock converted into.

In addition, in connection with the merger, certain of our indebtedness as discussed in Note 10 was paid off or refinanced. The portion of the senior term loan that was due to senior lenders other than PVC Funding Partners LLP ($18.0 million) was paid off. With respect to the portion of the senior term loan that was due to PVC Funding Partners ($20.4 million), certain changes were made as follows: the maturity date was extended to May 31, 2005, principal payments of $200,000 are due monthly, outstanding balances bear interest at the rate of 6% through November 30, 2004 and 10% thereafter, and the loan is now guaranteed by ProxyMed. The CENTRA Benefits, Inc. (“Centra”) and PVC Funding Partners notes were exchanged for 4,785,085 shares of PlanVista common stock. Another note in the amount of $0.6 million was paid off by ProxyMed. Furthermore, the notes due to members of our Board of Director continue on the same terms as described in Note 10 prior to the merger.

Finally, upon consummation of the merger, ProxyMed paid HealthPlan Holdings, Inc. $4.8 million in full satisfaction of the common stock with the make-whole provision described in Note 4, and the 813,273 common shares held by HealthPlan Holdings, Inc. were returned to us.

3.	Summary of Significant Accounting Policies

Principles of Presentation
The consolidated financial statements include our accounts and those of our subsidiaries, all of which are wholly-owned. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates
We prepare our consolidated financial statements in conformity with generally accepted accounting principles in the United States of America. These principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of operating revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
We generally earn our operating revenue in the form of fees generated from the discounts we provide for the payers that access our network. We enter into agreements with our healthcare payer customers that require them to pay a percentage of the cost savings generated from our network discounts with participating providers. These agreements are generally terminable upon 90 days notice. In 2003 and 2002, approximately 90.1% and 87.0%, respectively, of our operating revenue was generated from percentage of savings contracts with our customers. Operating revenue from a percentage of savings contract is generally recognized when claims processing and administrative services have been performed. The remainder of our operating revenue is generated from customers that pay us a monthly fee based on eligible employees enrolled in a benefit plan covered by our health benefits payers’ clients. Operating revenue under such agreements is recognized when the services are provided.

Through the third quarter of 2003, we recorded operating revenue from one customer when cash was received, because of the lack of cash payment data from the customer. Appropriate detailed cash payment data is now being received from the customer. Accordingly, commencing in the fourth quarter of 2003, operating revenue from this customer is now being recognized on an accrual basis of accounting. Additional operating revenue of approximately $250,000 was recorded in the fourth quarter of 2003 as a result in this change in estimate of amounts due from this customer at December 31, 2003.

Cash and Cash Equivalents Cash and cash equivalents are defined as highly liquid investments that have original maturities of three months or less.

Accounts Receivable
We generate our operating revenue and corresponding accounts receivable from services provided to healthcare payers, such as self-insured employers, medical insurance carriers, health maintenance organizations, third party administrators and other entities that pay claims on behalf of health plans and participating health care service providers, including providers and provider networks.

We evaluate the collectibility of our accounts receivable based on a combination of factors. In circumstances where we are aware of a specific customer’s inability to meet its financial obligations to us, we record a specific allowance to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize an allowance for doubtful accounts based on past write-off history, average percentage of receivables written off historically, and the length of time the receivables are past due. To the extent historical credit experience is not indicative of future performance or other assumptions used by management do not prevail, loss experience could differ significantly, resulting in either higher or lower future provisions for losses.

Prepaid Expenses and Other Current Assets Prepaid expenses and other current assets consist primarily of prepaid insurance, postage, and repair and maintenance contracts.

Impairment of Long-Lived Assets
The excess of cost over the fair value of net assets acquired is recorded as goodwill, which through the year ended December 31, 2001 was amortized on a straight-line basis over 25 years. We adopted the accounting requirements of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets,” effective January 1, 2002 (see Note 8). Under SFAS 142, goodwill is no longer amortized.

SFAS 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The requirements of SFAS 142 impact future period net income by an amount equal to the discontinued goodwill amortization offset by goodwill impairment charges, if any, and adjusted for any differences between the old and new rules for defining intangible assets on future business combinations. We conducted our impairment tests in 2003 and 2002 and determined that our goodwill was not impaired.

Property and Equipment
Property and equipment is stated at cost. Costs of the assets acquired have been recorded at their respective fair values at the date of acquisition. Expenditures for maintenance and repairs and research and development costs are expensed as incurred. Major improvements that increase the estimated useful life of an asset are capitalized. Depreciation is computed using the straight-line method over the following estimated useful lives the related assets:

Estimated
Useful Lives
Furniture and fixtures	3 — 10
Computers and equipment	2 — 5
Computer software	3 or expected life
Leasehold improvements	Lease term

Accounting for Stock-Based Compensation
We have adopted the disclosure-only provisions of SFAS 123, “Accounting for Stock-Based Compensation,” but we apply the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our stock-based compensation plans. Therefore, since stock options are granted with an option price greater than or equal to the fair value on the date of grant, we do not recognize compensation expense for any of our stock option plans. If we elected to recognize compensation expense for our stock option plans based on fair value at the date of grant, consistent with the method prescribed by SFAS 123, net income and earnings per share would have been reduced to the pro forma amounts as follows using the Black-Scholes pricing model and the assumptions detailed below:

	Year Ended December 31,
	2003	2002	2001
Net loss attributable to common stockholders
(in thousands of dollars)
As reported	$(51,626)	$(44,592)	$(45,221)
Pro forma	(52,457)	(44,598)	(46,269)
Net loss per share attributable to common stockholders
Basic and diluted, as reported	$(3.06)	$(2.72)	$(3.11)
Basic and diluted, pro forma	(3.11)	(2.72)	(3.18)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable year: dividend yield of 0.00% for the years ended December 31, 2003, 2002 and 2001; expected volatility of 85.5%, 30% and 30% for each of the years ended December 31, 2003, 2002 and 2001, respectively; risk-free interest rates of 0.95% for options granted during the year ended December 31, 2003, 5.25% for options granted during the year ended December 31, 2002, and 4.64% to 4.93% for options granted during the year ended December 31, 2001; and a weighted average expected option term of five years for the year ended December 31, 2003 and four years for each of the years ended December 31, 2002 and 2001.

Income Taxes
We recognize deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized.

Earnings Per Share
Basic earnings per share is calculated by dividing the income or loss available to common stockholders by the weighted average number of shares outstanding for the period, without consideration for common stock equivalents. The calculation of diluted earnings per share reflects the effect of outstanding options and warrants using the treasury stock method, unless antidilutive.

Estimated Fair Value of Financial Instruments
SFAS 107, “Disclosure about Fair Value of Financial Instruments,” requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized and not recognized in the consolidated balance sheet. Management estimates that the aggregate net fair value of other financial instruments recognized on the consolidated balance sheet (including cash and cash equivalents, receivables and payables and short-term borrowings) approximates their carrying value, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to repricing.

Derivative Financial Instruments
Effective January 1, 2001, we adopted the provisions of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction.

During 2001, we used derivative financial instruments, including interest rate swap agreements, principally to manage the interest rate risk on our variable rate debt. Amounts to be paid or received under interest rate swap agreements were accrued as interest rates changed and were recognized over the lives of the swap agreements as an adjustment to interest expense. During the year ended December 31, 2001, we recorded a $76,000 pretax expense as a cumulative effect of a change in accounting principle representing the fair value of the interest rate swaps at January 1, 2001.

The agreements, all of which expired by December 2001, effectively converted $40.0 million of variable rate debt under our credit agreement to fixed rate debt at a weighted average rate of 6.18%. We had no derivative financial instrument transactions during years ended December 31, 2003 or 2002.

Recent Accounting Pronouncements
On January 1, 2003, we adopted the provisions of SFAS 143, “Accounting for Asset Retirement Obligations.” SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development or normal operations of a long-lived asset. The adoption of SFAS 143 did not have an effect on our financial position, results of operations or liquidity.

On January 1, 2003, we adopted the provisions of SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities,” which addresses accounting for restructuring and similar costs. SFAS 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred, rather than the date of our commitment to an exit plan. The adoption of SFAS 146 did not have an effect on our financial position, results of operations or liquidity.

In November 2002, Financial Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others (an interpretation of SFAS 5, 57 and 107 and rescission of SFAS Interpretation 34),” which modifies the accounting and enhances the disclosure of certain types of guarantees, was issued. FIN 45 requires that upon issuance of certain guarantees, the guarantor must recognize a liability for the fair value of the obligation it assumes under the guarantee. We adopted the disclosure requirements of FIN 45 as of December 31, 2002. On January 1, 2003, we adopted the initial recognition and measurement provisions, which are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The adoption of FIN 45 did not have an effect on our financial position, results of operations or liquidity.

On January 17, 2003, the FASB issued FIN 46, “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51,” which imposes a new approach in determining if a reporting entity should consolidate certain legal entities, including partnerships, limited liability companies, or trusts, among others, collectively defined as variable interest entities. According to this interpretation, if a company has an interest in a VIE and is at risk for a majority of the VIE’s expected losses or receives a majority of the VIE’s expected gains, it should consolidate the VIE. In December 2003, the FASB issued FIN 46 (revised) (FIN 46 – R) to address certain FIN 46 implementation issues. The provisions of FIN 46 applicable to variable interest entities in which an enterprise holds available interest that it acquired before February 1, 2003 are effective for all interim and annual periods ending after March 15, 2004, except for those VIE’s that are considered to be special purpose entities, for which the effective date is no later than the end of the first interim or annual reporting period ending after December 15, 2003. FIN 46 will not have an effect on our financial position, results of operations or liquidity.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which establishes standards for how companies classify and measure certain financial instruments with characteristics of both liability and equity. Specifically, SFAS 150 provides guidance as to which items should be classified as liabilities that were previously reported as equity or as a mezzanine item reported between liabilities and equity. SFAS 150 is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS 150 requires us to report the common stock with make-whole provision as a liability on the consolidated balance sheet as of December 31, 2003.

Reclassifications Certain amounts in the 2002 and 2001 consolidated financial statements are reclassified to conform to the 2003 presentation.

4.	Discontinued Operations

In June 2001, we completed the sale of two of our business units, our TPA business and our managing general underwriter business, to HealthPlan Holdings, Inc. As a result of the sale, we recognized a pretax loss of $9.3 million. The accompanying consolidated financial statements reflect the business units sold as discontinued operations.

In connection with this non-cash transaction, the buyer, HealthPlan Holdings, Inc., assumed approximately $40.0 million in working capital deficit of the acquired businesses, and acquired assets having a fair market value of approximately $30.0 million. At the closing of this transaction, we issued 709,757 shares of our common stock to offset $5.0 million of the assumed deficit. We offset the remaining $5.0 million of this deficit with a long-term convertible subordinated note, which automatically converted into 813,273 shares of common stock on April 12, 2002 upon the restructuring of our credit facilities. The 813,273 shares are included in the number of outstanding common shares at December 31, 2003 and 2002. Our agreement with HealthPlan Holdings, Inc. states that, if HealthPlan Holdings, Inc. does not receive gross proceeds of at least $5.0 million upon the sale of the conversion shares, then we must issue and distribute to them additional shares of our common stock, based on a ten-day trading average price, to compensate HealthPlan Holdings, Inc. for the difference, if any, between $5.0 million and the amount of proceeds they realize from the sale of the conversion shares. The entire $5.0 million obligation is recorded as common stock with a make-whole provision on our consolidated balance sheets at December 31, 2003 and 2002. In accordance with SFAS 150, “Accounting for Certain Financial Investments with Characteristics of Both Liabilities and Equity,” we classified this obligation as a liability as of December 31, 2003. Our agreement with HealthPlan Holdings also requires that we register the conversion shares upon demand. Through December 31, 2003, HealthPlan Holdings, Inc. has made no demand for registration of these conversion shares. See discussion of subsequent event with respect to the common stock with make-whole provision in Note 2.

We entered into a registration rights agreement in favor of HealthPlan Holdings, Inc. with respect to the 709,757 shares we issued to them at closing in June 2001. The agreement required that we file a registration statement covering the issued shares as soon as practicable after the closing of their purchase of such shares. The agreement also contained provisions requiring redemption of such shares or the issuance of certain additional penalty shares (in the event that our lenders prohibited redemption), if such registration statement did not become effective by certain specified time periods. Because the registration statement we filed with the Securities and Exchange Commission covering such shares was not declared effective within the required time periods, we issued to HealthPlan Holdings, Inc. the maximum number of penalty shares specified by the registration rights agreement, which was 200,000 shares of our common stock. As a result of the issuance of such 200,000 additional shares, we recorded an expense of $730,000 for the year ended December 31, 2001 and $350,000 for the year ended December 31, 2002. As of this date, we still have not registered the 709,757 purchased shares.

Following the sale, we reimbursed the buyer approximately $4.3 million for pre-closing liabilities that were settled on our behalf, and issued to HealthPlan Holdings, Inc. 101,969 shares of our common stock as penalty shares relating to certain post closing disputes with respect to those pre-closing liabilities. The primary source of the $4.3 million was the proceeds of July 2001 private placements of our common stock to certain investment accounts managed by DePrince, Race & Zollo, Inc., an investment firm. John Race, who was our director at the time, was one of the principals of DePrince, Race & Zollo. In connection with the private placements, which were ratified by our stockholders at our annual meeting in July 2002, we issued an aggregate of 553,500 shares of our common stock in exchange for $3.8 million, which represented a 15% discount from the ten-day trading average of our common stock prior to the dates of issuance.

Since the sale to HealthPlan Holdings, Inc., we have been in discussions with the buyer to finalize purchase price adjustments in connection with the transaction. These adjustments related primarily to the amount of accrued liabilities and trade accounts receivable reserves and the classification of investments at the transaction date. On October 1, 2003, we finalized discussions with no additional liability for purchase price adjustments. Additionally, we agreed upon payment terms for $1.7 million of other items that were recorded in accrued liabilities in the accompanying consolidated balance sheets at December 31, 2002. Such amounts will be repaid monthly through July 2004. The balance which is included in accrued liabilities in the accompanying consolidated balance sheet at December 31, 2003 is $950,000.

Summarized operating results of the discontinued business units for the year ended December 31, 2001 are as follows:

(in thousands of dollars)
Net revenues	$36,427

Loss from discontinued operations before income tax expense	$(509)
Income tax expense	(46)

Loss from discontinued operations	$(555)

Loss on sale of discontinued operations before income tax expense	$(9,288)
Income tax expense	(789)

Loss on sale of discontinued operations	$(10,077)

As of December 31, 2003 and 2002, there were no assets or liabilities remaining on our consolidated financial statements associated with discontinued operations.

5.	Concentration of Customers

For the years ended December 31, 2003, 2002 and 2001, our three largest customers accounted for approximately 25.2%, 19.6%, and 24.6%, respectively, of total operating revenue. For the year ended December 31, 2003, one of these customers accounted for 11.5% of our operating revenue. For the years ended December 31, 2002 and 2001, no single customer accounted for more than 10% of total operating revenues.

6.	Property and Equipment

Property and equipment as of December 31 consists of the following:

(in thousands of dollars)	2003	2002
Furniture and fixtures	$603	$603
Computers and equipment	1,381	1,233
Computer software	2,020	1,694

	4,004	3,530
Less accumulated depreciation	(2,617)	(1,989)

	$1,387	$1,541

We capitalize purchased software which is ready for service, as well as software development costs incurred from the time the technological feasibility of the software is established until the software is ready for use. Costs not associated with other software modifications, and other computer software maintenance costs related to software development are expensed as incurred. Software development costs and costs of purchased software are amortized using the straight-line method over a maximum of three years or the expected life of the product. We regularly review the carrying value of capitalized software assets, and a loss is recognized when the net realizable value falls below the unamortized cost.

7.	Investments

On January 29, 2001, HealthAxis, Inc. and HealthAxis.com, Inc. announced a merger of the two companies effective January 26, 2001. We owned 1,367,787 shares of the combined companies. In April 2001, we sold all of our shares of HealthAxis Inc. stock and realized a net pretax loss on the sale of approximately $2.5 million.

8.	Goodwill

Goodwill, relating to the medical cost containment business that we are currently engaged in and resulting from the excess of cost over the fair value of the respective net assets acquired, was $29.4 million at December 31, 2003 and 2002.

We adopted SFAS 142 effective January 1, 2002, at which time we ceased amortizing goodwill. For the year ended December 31, 2001, amortization expense was approximately $1.4 million. The effect on our net income and basic and diluted earnings per share for all periods presented had we not amortized goodwill is as follows:

(in thousands of dollars, except per share amounts)	Year Ended December 31,
	2003	2002	2001
Loss attributable to common shareholders, as reported	$(51,626)	$(44,592)	$(45,221)
Add back: amortization of goodwill	—	—	1,378

Adjusted loss attributable to common shareholders	$(51,626)	$(44,592)	$(43,843)

Basic and diluted earnings per share
Loss attributable to common shareholders, as reported	$(3.06)	$(2.72)	$(3.11)
Add back: amortization of goodwill	—	—	0.09

Adjusted loss attributable to common shareholders	$(3.06)	$(2.72)	$(3.02)

Basic and diluted weighted average number of shares outstanding	$16,865	$16,427	$14,558

9.	Accrued Liabilities

Accrued liabilities as of December 31 consist of the following:

(in thousands of dollars)	2003	2002
Accrued interest and fees	$184	$691
Accrued compensation and benefits	1,179	479
Accrued divestiture reserves	950	2,017
Accrued legal and related reserves	207	1,314
Accrued restructuring costs	38	191
Other	598	882

	$3,156	$5,574

For the year ended December 31, 2001, we established a restructuring charge of $1.5 million. Accrued restructuring charges of $0.1 million and $0.2 million at December 31, 2003 and 2002, respectively, consist primarily of accrued severance and related costs and accrued office closure costs.

10.	Long-Term Debt

On April 12, 2002, we completed a restructuring and refinancing of our then existing senior bank debt, which totaled $69.0 million. Under the terms of the restructuring and refinancing, we entered into a new $40.0 million term loan, we issued an additional promissory note in the amount of $184,872 (which was paid off in 2003), and we issued 29,000 shares of our newly-authorized Series C convertible preferred stock (“Series C Stock”) which is more fully discussed below and in Note 11.

The new term loan bears interest at prime plus 1.0% payable monthly, and is collateralized by all of our assets. Principal payments of $50,000 are due quarterly, with the remaining balance due in full on May 31, 2004; accordingly, the outstanding balance of the term loan has been classified as a current liability on our consolidated balance sheet as of December 31, 2003.

The term loan agreement contains certain financial covenants, including minimum monthly EBITDA levels, as defined in the agreement, maximum quarterly and annual capital expenditures, a minimum quarterly fixed charge ratio that is based primarily on our operating cash flows, and maximum quarterly and annual extraordinary expenses, as defined in the agreement. Effective August 2003, the required monthly minimum EBITDA level is $1.0 million through December 2003, $825,000 for January and February 2004 (as amended), and $1.0 million per month thereafter. Except for the months of December 2002 and October 2003 through December 2003 when we did not comply with the EBITDA covenant (waivers of this covenant were subsequently obtained), we have complied with these covenants through December 31, 2003.

The accounting treatment for the restructured debt followed the requirements of SFAS 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” which requires that a comparison be made between the future cash outflows associated with the restructured facility (including principal, interest, and related costs), and the carrying value related to the previous credit facility. The carrying value of the restructured credit facility would be the same as the carrying value of the previous obligations, less the fair value of the preferred stock issued. During 2002, we obtained an appraisal to determine the fair value of the preferred stock issued, which indicated the fair value to be approximately $29.0 million. Accordingly, no gain or loss was recognized for accounting purposes in connection with the debt restructuring. We recorded a charge of $0.4 million upon closing of the debt restructuring for various investment advisory and legal fees incurred in connection with the arrangement of the facility.

On March 7, 2003, PVC Funding Partners LLC, an affiliate of Commonwealth Associates, LP and Comvest Venture Partners, acquired from our senior lenders 29,851 shares, or 96.0%, of our outstanding Series C Stock. This Series C Stock was purchased from the original senior lenders on a prorata basis at a price of $33.50 per share. In connection with the transaction, PVC Funding Partners also acquired $20.5 million in principal amount of our outstanding bank debt from the original senior lenders. Because of a Board Shift Event that occurred in October 2003 (see Note 11), the debt held by PVC Funding Partners ($20.4 million as of December 31, 2003) is subordinated to the debt held by the original senior lenders ($18.0 million as of December 31, 2003).

As of December 31, 2003 and 2002, we had additional notes and other obligations totaling approximately $5.9 million and $5.5 million, respectively (excluding the “make-whole” obligation described in Note 4), related to a 1993 acquisition, a 1998 acquisition, and equipment purchases. Included in the total outstanding balance as of December 31, 2002 was $4.3 million of notes payable to Centra in connection with the 1998 acquisition, bearing interest at 12.0% per annum

(payable in additional shares of our common stock, except under specified circumstances), with a maturity date of December 1, 2004 pursuant to a restructuring in April 2002. In connection with the April 2002 restructuring, we issued to Centra warrants to purchase 200,000 shares of our common stock at an exercise price of $6.40, which was $0.25 over the market price of the stock on the date of the issuance of the restructured notes. Effective March 31, 2003, we again renegotiated the Centra note terms. In particular, we extended the maturity date of the notes to April 1, 2006, reduced the interest rate to 6.0% per annum, and fixed the conversion price on the notes at one share of common stock for each dollar of principal outstanding. In addition, we issued a new convertible note equal to the amount of accrued and unpaid interest payable to Centra related to the restructured notes in the amount of approximately $500,000. This note has the same terms and conditions as the restructured notes. Immediately upon completion of this restructuring, PVC Funding Partners acquired slightly more than 50.0% of the face value of the notes, including the new note, from Centra. The remaining portion is still held by Centra.

On April 12, 2002, we extended the maturity date of notes totaling $500,000 due to one current and one former member of our Board of Directors to December 1, 2004. These notes bear interest, which accrues at prime plus 4.0% per annum, but payment of interest is subordinated and deferred until all senior obligations are paid.

The balances outstanding on the above debt instruments at December 31 are as follows:

(in thousands of dollars)	2003	2002
Senior term loan	$38,389	$40,005
Centra and PVC Funding Partners notes	4,785	4,288
Board of Director notes	500	500
Other note	634	751

	44,308	45,544
Less current portion	(39,015)	(356)

Long-term debt	$5,293	$45,188

Future minimum principal payments for all outstanding debt balances as of December 31, 2003 are as follows:

(in thousands of dollars)
2004	$39,015
2005	132
2006	4,928
2007	150
2008	83

$44,308

See discussion of subsequent event with respect to our debt in Note 2.

11.	Preferred Stock, Common Stock and Related Events

On April 12, 2002, in connection with the restructuring of our senior bank debt discussed in Note 10, we issued $29.0 million of Series C Stock. The Series C Stock accrued dividends at 10% per annum during the first 12 months from issuance and is currently fixed at a rate of 12% per annum. Dividends are payable quarterly in additional shares of Series C Stock or, at our option, in cash. Through December 31, 2003, we have chosen to pay dividends in the form of additional shares, and we have issued an aggregate of 4,536 additional shares of Series C Stock as dividends. We may redeem the Series C Stock at any time at our option at a redemption price of $1,000 per share plus accrued and unpaid dividends. The Series C Stock has weighted-average anti-dilution protection and a provision that, subject to certain adjustments, the Series C Stock will not convert into less than 51% of our common stock on a fully diluted basis. After adjusting for the issuance of certain antidilutive securities, at any time after October 12, 2003, the Series C Stock may be converted into shares of our common stock at $1.33 per share, or a total of 25,215,038 common shares as of December 31, 2003.

The holders of the Series C Stock are entitled to receive a Liquidation Preference, as defined, upon certain circumstances, including but not limited to, a change in control of us, or our involuntary liquidation. As a result of these circumstances being outside of our control, the Series C Stock is classified in the temporary equity section of the accompanying consolidated balance sheets.

In addition, while at least 12,000 shares of the Series C Stock are outstanding, the Series C stockholders are entitled to elect three members to our Board of Directors. However, upon the occurrence of the Board Shift Event, which was triggered by our failure to redeem the Series C Stock by October 12, 2003, the Board composition changed so as to allow the Series C stockholders to elect four out of seven directors, thereby shifting control of the Board to the holders of Series C Stock. On October 27, 2003, PVC Funding Partners informed the senior lenders that they were exercising their option to control our Board of Directors due to our failure to redeem the Series C Stock. PVC Funding Partners designated one of the existing directors previously elected by the common stockholders as the fourth Series C director.

In connection with the April 12, 2002 bank restructuring, we were required to adopt the accounting principles prescribed by Emerging Issues Task Force No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.” In accordance with the accounting requirements of EITF 00-27, we accreted an increase to the carrying value of our Series C Stock with a comparable reduction to additional paid-in capital over the contractual life of the Series C Stock. During the year ended December 31, 2003, our additional paid-in capital was reduced to zero as a result of the accretion of the Series C Stock. Therefore, such additional accretion increases our accumulated deficit. The amount accreted to the Series C Stock is calculated based on (a) the difference between the closing price of our common stock on April 12, 2002 and the conversion price per share available to the holders of our Series C Stock, multiplied by (b) the number of shares of common stock that will be issued if the shares of our Series C Stock are ever converted. The accretion of the Series C Stock ceased on October 12, 2003. Net income per share attributable to the holders of our common stock during the years ended December 31, 2003 and 2002 was further reduced by a preferred stock dividend of approximately $3.3 million and $2.1 million, respectively, paid in shares of our Series C Stock to the holders of the Series C Stock. This non-cash entry does not affect our net income or our cash flow, but does impact the net income deemed available to our common stockholders.

See discussion of subsequent event in Note 2 with respect to the Series C Stock.

12.	ProxyMed Joint Marketing Agreement

On June 10, 2003, we entered into a three-year joint marketing agreement with ProxyMed. Pursuant to the agreement, our network repricing services and network management services are being offered to ProxyMed’s existing and prospective payer customers. Upon execution of this agreement, we paid ProxyMed $200,000 for access to certain data. In addition, we paid $150,000 to be ProxyMed’s exclusive partner during the first 12 months of this arrangement. We also issued to ProxyMed a warrant to acquire 15% of our outstanding common stock, calculated on a fully-diluted basis as of the time of exercise, at an exercise price of $1.95 per share. The warrant, which had an initial term of six months and expired in December 2003, had a fair value of $496,000 on the date the warrant was granted. The fair value was determined by an independent consultant using the Black-Scholes pricing model and using the same assumptions as for stock options as described in Note 3. Because revenue from this agreement was not assured, the total consideration of $846,000 was recorded as an expense during the year ended December 31, 2003.

13.	Other Income

As of March 27, 2002, we retired a $2.5 million subordinated note payable, which had arisen in connection with the operations of a former subsidiary, by issuing 274,369 shares of our common stock based on the closing price of our common stock one day immediately prior to the retirement date of the note and by issuing a credit for $950,000 payable with in-kind claims repricing services. We agreed to register these shares upon demand. On September 30, 2003, we settled the obligation to provide $950,000 of in-kind services with a cash payment of $300,000. The difference of $650,000 is included in other income in the accompanying consolidated statement of operations for the year ended December 31, 2003.

14.	Employee Benefit Plans

Defined Contribution Plan
We have a defined contribution employee benefit plan established pursuant to Section 401(k) of the Internal Revenue Code covering substantially all employees. PlanVista matches one-third of employee contributions limited to 6.0% of the employee’s salary. Under the provisions of the plan, participants’ rights to employer contributions vest 40% after completion of three years of qualified service and increase by 20% for each additional year of qualified service completed thereafter. Expense in connection with this plan for the years ended December 31, 2003, 2002, and 2001 was approximately $0.1 million, $0.1 million, and $0.2 million, respectively.

Post-Retirement Benefit Plan
We provide medical and term life insurance benefits to certain retired employees. We fund the benefit costs on a current basis because there are no plan assets. At each of December 31, 2003 and 2002, an accrued post-retirement liability of $0.1 million was included in accrued liabilities.

Deferred Compensation Plan
We have a deferred compensation plan with two former officers. The deferred compensation, which together with accumulated interest is accrued but unfunded, is distributable in cash after retirement or termination of employment, and amounted to approximately $0.9 million and $1.0 million at December 31, 2003 and 2002, respectively. Both participants began receiving such deferred amounts, together with interest at 12% annually, at age 65.

15.	Commitments And Contingencies

Lease Commitments
We rent office space and equipment under non-cancelable operating leases. Rental expense under the leases approximated $0.6 million for each of the years ended December 31, 2003, 2002, and 2001. Future minimum rental payments under these leases are as follows:

(in thousands of dollars)
2004	$505
2005	101
2006	56
2007	53
2008	12

$727

Litigation
In the ordinary course of business, we are a party to a variety of legal actions. In addition, we entered into indemnification obligations related to certain of the businesses we sold during 2001 and 2000, and we could be subject to a variety of legal and other actions related to such indemnification obligations. We currently have insurance coverage for some of these potential liabilities. Other potential liabilities may not be covered by insurance, insurers may dispute coverage, or the amount of insurance may not cover the damages awarded. While the ultimate financial effect of these claims and indemnification agreements cannot be fully determined at this time, in the opinion of management, they will not have a material adverse effect on our financial condition, results of operations, or cash flows.

In July 1999, TMG Life Insurance Company (now known as Clarica Life Insurance Company) asserted a demand against HealthPlan Services (a former subsidiary that we sold to HealthPlan Holdings, Inc.) for claims in excess of $7.0 million for breach of contract and related claims. HealthPlan Services asserted breach of contract and various other claims against Clarica. In 2000, following arbitration, we settled the dispute with Clarica. On April 17, 2000, Admiral Insurance Company, our errors and omissions carrier, filed a complaint for declaratory judgment in the United States District Court for the Middle District of Florida, naming HealthPlan Services, Clarica, and Connecticut General Life Insurance Company as defendants. In December 2001, we reached a settlement agreement related to these claims. The settlement agreement obligated us to pay Connecticut General Life Insurance Company approximately $150,000, which we paid on January 2, 2003.

In November 2001, Paid Prescriptions, LLC initiated a breach of contract action in the United States District Court for the District of New Jersey against HealthPlan Services, our former subsidiary. Paid Prescriptions LLC was seeking $1.6 million to $2.0 million in compensation arising from HealthPlan Services’ alleged failure to meet certain performance goals under a contract requiring HealthPlan Services to enroll a certain number of customers for Paid Prescriptions, LLC’s services. Because the events giving rise to this claim allegedly occurred prior to our sale of the HealthPlan Services business, we defended the action on behalf of HealthPlan Services, in accordance with our indemnification obligation to its buyer. In October 2003, we settled the litigation by paying $850,000 to Paid Prescriptions, LLC. This settlement had previously been accrued for, and thus did not have a material adverse effect on our consolidated statements of operations for the year ended December 31, 2003.

16.	Income Taxes

The income tax (provision) benefit is as follows:

(in thousands of dollars)	Year Ended December 31,
	2003	2002	2001
Current
Federal	$(31)	$—	$—
State	(354)	—	—

	(385)	—	—

Deferred
Federal	—	1,191	(23,989)
State	—	—	(2,822)

	—	1,191	(26,811)

Income tax (provision) benefit	$(385)	$1,191	$(26,811)

The components of deferred taxes recognized in the accompanying consolidated financial statements as of December 31 are as follows:

(in thousands of dollars)	2003	2002
Accrued expenses and reserves not currently deductible	$1,740	$1,613
Net operating loss	33,748	34,786
Depreciation	(418)	(354)
Goodwill	(3,031)	(2,089)

	32,039	33,956
Valuation allowance	(32,039)	(33,956)

	$—	$—

We recognize deferred assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Due to cumulative losses in recent prior years, we recorded a valuation allowance of approximately $32.0 million and $34.0 million on net deferred tax assets as of December 31, 2003 and 2002, respectively. We have net operating loss carryforwards of approximately $84.0 million that expire in 2022. Due to a change in ownership under Section 382 of the Internal Revenue Code, utilization of the net operating loss carryforward is limited to approximately $3.0 million per year.

The income tax (provision) benefit varies from the federal statutory income tax rates due to the following for each of the years ended December 31:

	Year Ended December 31,
	2003	2002	2001
Federal statutory rate applied to pretax income	(35.0)%	(35.0)%	34.0%
State income taxes net of federal tax benefit	(9.6)%	(3.9)%	6.0%
Other non-deductible items	(2.6)%	(0.2)%	(2.0)%
Valuation allowance	39.1%	78.9%	(386.0)%

Effective tax rate	(8.1)%	39.8%	(348.0)%

17.	Earnings Per Common Share

Basic earnings per share, which is based on the weighted-average number of common shares outstanding, and diluted earnings per share, which includes all dilutive potential common shares outstanding are as follows:

(in thousands of dollars, except per share amount)	Net Loss
	Attributable to		Per Share
	Common Stock	Shares	Amount
2003
Loss attributable to common stockholders — basic	$(51,626)	16,865	$(3.06)
Effect of dilutive securities	—	—	—

Loss attributable to common stockholders — assuming dilution	$(51,626)	16,865	$(3.06)

2002
Loss attributable to common stockholders — basic	$(44,592)	16,427	$(2.72)
Effect of dilutive securities	—	—	—

Loss attributable to common stockholders — assuming dilution	$(44,592)	16,427	$(2.72)

2001
Loss attributable to common stockholders — basic	$(45,221)	14,558	$(3.11)
Effect of dilutive securities	—	—	—

Loss attributable to common stockholders — assuming dilution	$(45,221)	14,558	$(3.11)

During the years ending December 31, 2003, 2002 and 2001, approximately 4.0 million, 0.7 million and 1.0 million options and warrants, respectively, are excluded from the calculation of loss per share attributable to common stockholders because they are antidilutive. In addition, the common shares associated with the Series C Stock are not included in the calculation of diluted loss per share applicable to our common shareholders because they are also antidilutive.

18.	Stock Option Plans and Employee Stock Purchase Plans

Stock Option Plans
Our stock option plans authorize the granting of both incentive and non-qualified stock options for a total of 5,850,000 shares of common stock to key executives, management, consultants, and with respect to 360,000 shares, to directors. Under the plans, all options have been granted at prices not less than market value on the date of grant. Certain non-qualified stock options may be granted at less than market value.

For option plans prior to the 2003 stock option plan, options granted to employees and directors generally vest over a five-year period from the date of grant, with 20% of the options becoming exercisable on the date of the grant and 20% becoming exercisable on each of the next four anniversaries of the date of the grant. Pursuant to the 2003 stock option plan, options granted to employees and directors generally vest over a six-year period from the date of grant, with 15% of the options becoming exercisable on the date of the grant, 15% becoming exercisable on each of the next three anniversaries of the date of the grant, and 20% becoming exercisable over the following two years unless certain financial objectives are achieve, in which case the vesting will accelerate.

A summary of option transactions during each of the three years ended December 31, 2003 is shown below:

		Weighted
	Number	Average
	of Shares	Option Price
Under option, January 1, 2000 (915,906 exercisable)	1,716,300
Granted	645,000	$8.82
Exercised	(199,300)	2.54
Canceled	(1,184,600)	11.73

Under option, December 31, 2001 (600,466 exercisable)	977,400
Granted	958,500	4.89
Exercised	(12,200)	2.50
Canceled	(113,563)	12.07

Under option, December 31, 2002 (807,403 exercisable)	1,810,137
Granted	4,001,808	1.57
Exercised	—	—
Canceled	(291,576)	7.21

Under option, December 31, 2003 (1,851,714 exercisable)	5,520,369

There were 305,301 and 533,344 shares available for the granting of options at December 31, 2003 and 2002, respectively.

The following table summarizes the stock options outstanding at December 31, 2003:

		Weight
		Average	Weight
	Number	Remaining	Average
	Outstanding at	Contractual	Exercise
Range of Exercise Prices	December 31, 2003	Life	Price
$1.01 - $1.59	3,977,808	5 years	$1.57
2.50 - 9.19	1,345,561	4 years	$5.11
11.00 - 25.50	197,000	4 years	$17.37

Employee Stock Purchase Plan
Under the 1996 Employee Stock Purchase Plan (“Employee Plan”), we are authorized to issue up to 250,000 shares of common stock to our employees who have completed one year of service. The Employee Plan is intended to provide a method whereby employees have an opportunity to acquire shares of our common stock.

Under the terms of the Employee Plan, an employee may authorize a payroll deduction of a specified dollar amount per pay period. The proceeds of that deduction are used to acquire shares of our common stock on the offering date. The number of shares acquired is determined based on 85% of the closing price of our common stock on the offering date.

PlanVista sold 387 shares during the year ended December 31, 2002 and 2,051 shares during the year ended December 31, 2001 to employees under the Employee Plan. In December 2003, the Employee Plan was terminated.